ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         BUSSE BROADCASTING CORPORATION,

                               WEAU LICENSE, INC.

                                       AND

                         COSMOS BROADCASTING CORPORATION

                            DATED AS OF JUNE 22, 1998

                                    CONTENTS
Background ................................................................    1
Agreement .................................................................    1
                                    ARTICLE I
                                 SALE OF ASSETS
1.01  Purchase of Assets by Purchaser .....................................    1
1.02  Purchase Price for the Assets .......................................    2
1.03  Closing; Effectiveness of Closing; Deliveries .......................    2
                                   ARTICLE II
              ASSUMPTION OF LIABILITIES AND CONTRACTUAL OBLIGATIONS
2.01  General .............................................................    2
2.02  Assumption of the Liabilities of the Business .......................    3
2.03  No Intention to Benefit Third Parties ...............................    3
                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES BY THE SELLERS
3.01  Capacity and Validity ...............................................    3
3.02  Organization ........................................................    3
3.03  No Conflict .........................................................    4
3.04  Financial Statements ................................................    4
3.05  Absence of Undisclosed Liability ....................................    4
3.06  Absence of Changes ..................................................    4
3.07  Tax Matters .........................................................    5
3.08  Title to Assets; Encumbrances; Condition ............................    6
3.09  Real Property .......................................................    7
3.10  Personal Property ...................................................    8
3.11  Intellectual Property ...............................................    8
3.12  Computer Software and Databases .....................................    8
3.13  Insurance ...........................................................    9
3.14  Bonds, Letters of Credit and Guarantees .............................    9
3.15  Compliance with Law .................................................    9
3.16  Environmental .......................................................   10
3.17  Litigation and Claims ...............................................   12
3.18  Benefit Plans .......................................................   12
3.19  Contracts ...........................................................   14
3.20  Suppliers and Customers .............................................   16
3.21  Labor Matters .......................................................   17
3.22  Brokers and Finders .................................................   17
3.23  Interested Transactions .............................................   17
3.24  Officers, Directors and Bank Accounts ...............................   18
3.25  Statements True and Correct .........................................   18
                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
4.01  Organization ........................................................   18
4.02  Capacity and Validity ...............................................   18
4.03  No Conflict .........................................................   18

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4.04  Brokers and Finders .................................................   19
4.05  Qualification of Purchaser ..........................................   19
4.06  Financing ...........................................................   19
4.07  Statements True and Correct .........................................   19
                                    ARTICLE V
        COVENANTS AND ADDITIONAL AGREEMENTS OF THE SELLERS AND PURCHASER
5.01  Conduct of Business .................................................   19
5.02  Right of Inspection; Access .........................................   20
5.03  Other Offers and Exclusive Dealing ..................................   20
5.04  Confidentiality .....................................................   20
5.05  Consents and Approvals ..............................................   21
5.06  Supplying of Financial Statements ...................................   21
5.07  Qualification and Corporate Existence ...............................   21
5.08  Public Announcements ................................................   21
5.09  Closing Conditions ..................................................   22
5.10  Supplements to Schedules ............................................   22
5.11  Certain Tax Matters .................................................   22
5.12  Expenses ............................................................   22
5.13  Further Assurances ..................................................   23
5.14  Delivery of Books and Records .......................................   23
5.15  FCC Matters .........................................................   23
5.16  Third Party Designation .............................................   23
5.17  HSR Filings .........................................................   23
5.18  Further Actions .....................................................   23
                                   ARTICLE VI
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
6.01  Survival of Representations and Warranties; Acknowledgment of
      Purchaser Reliance ..................................................   24
6.02  Indemnification by Sellers ..........................................   24
6.03  Indemnification by Purchaser ........................................   24
6.04  Indemnification Payments ............................................   25
                                   ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
7.01  Representations True and Covenants Performed at Closing .............   25
7.02  Incumbency Certificate ..............................................   25
7.03  Certified Copies of Resolutions .....................................   26
7.04  Opinions of Counsel .................................................   26
7.05  No Material Adverse Change ..........................................   26
7.06  No Injunction, Etc ..................................................   26
7.07  Approval of Legal Matters ...........................................   26
7.08  FCC Approvals .......................................................   26
7.09  Hart-Scott Approval .................................................   26
7.10  Sales and Use Taxes .................................................   26
7.11  Title Documents .....................................................   27
7.12  Title Documents .....................................................   27

                                      -ii-
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                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
8.01  Representations True and Covenants Performed at Closing .............   27
8.02  Incumbency Certificate ..............................................   27
8.03  Certified Copies of Resolutions .....................................   27
8.04  No Injunction, Etc ..................................................   28
8.05  Hart-Scott Act Approval .............................................   28
8.06  Approval of Legal Matters ...........................................   28
8.07  FCC Approvals .......................................................   28
                                   ARTICLE IX
                                   TERMINATION
9.01  Cause for Termination ...............................................   28
9.02  Notice of Termination ...............................................   28
9.03  Effect of Termination ...............................................   29
9.04  Risk of Loss ........................................................   29
                                    ARTICLE X
                                   DEFINITIONS
Affiliate .................................................................   29
Agreement .................................................................   29
Assets ....................................................................   29
Assumed Liabilities .......................................................   30
Balance Sheet .............................................................   30
Balance Sheet Date ........................................................   30
Board of Directors ........................................................   30
Business ..................................................................   30
Business Day ..............................................................   30
Certificate of Incorporation ..............................................   30
Closing ...................................................................   30
Closing Date ..............................................................   30
Code ......................................................................   30
Commitments ...............................................................   30
Computer Software .........................................................   31
Contract ..................................................................   31
Databases .................................................................   31
Default ...................................................................   31
Employee Benefit Plan .....................................................   31
Environmental Laws ........................................................   31
Environmental Litigation ..................................................   32
Environmental Matter ......................................................   32
Environmental Report ......................................................   32
ERISA .....................................................................   32
ERISA Plan ................................................................   32
Exchange Agreement ........................................................   32
FCC .......................................................................   32
Financial Statements ......................................................   32
GAAP ......................................................................   32
Governmental Authority ....................................................   33

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Hart-Scott Act ............................................................   33
Hazardous Substance .......................................................   33
Improvements ..............................................................   33
Intellectual Property .....................................................   33
IRS .......................................................................   33
Knowledge .................................................................   33
Law .......................................................................   33
Leased Personal Property ..................................................   33
Leased Real Property ......................................................   33
Liability .................................................................   33
License ...................................................................   33
Lien ......................................................................   33
Litigation ................................................................   34
Loss ......................................................................   34
Material or Materially ....................................................   34
Material Adverse Change or Material Adverse Effect ........................   34
Order .....................................................................   34
Other Agreements ..........................................................   35
Owned Real Property .......................................................   35
Permitted Liens ...........................................................   35
Person ....................................................................   35
Personal Property .........................................................   35
PUC Laws ..................................................................   35
Purchase Price ............................................................   35
Purchaser .................................................................   35
Real Property .............................................................   35
Related Person ............................................................   36
Retained Assets ...........................................................   36
Retained Liabilities ......................................................   36
Subsidiary ................................................................   37
Tax or Taxes ..............................................................   37
Tax Returns ...............................................................   37
Third Party or Third Parties ..............................................   37
Undisclosed Liabilities ...................................................   37
                                   ARTICLE XI
                                  MISCELLANEOUS
11.01 Notices .............................................................   37
11.02 Entire Agreement ....................................................   38
11.03 Modifications, Amendments and Waivers ...............................   38
11.04 Successors and Assigns ..............................................   39
11.05 Table of Contents; Captions; References .............................   39
11.06 Governing Law .......................................................   39
11.07 Pronouns ............................................................   39
11.08 Severability ........................................................   39
11.09 Remedies Not Exclusive ..............................................   39
11.10 Counterparts ........................................................   39
11.11 Interpretations .....................................................   39
11.12 Exclusive Remedy ....................................................   40

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                            EXHIBITS AND SCHEDULES

Exhibit 1.02(b)       --    Allocation of Purchase Price
Exhibit 7.04(ii)      --    Form of Opinion of Pepper & Corazzini L.L.P.
Exhibit X             --    Key Employees of the Sellers

Schedule 3.02         --    Organization, Standing & Foreign Qualification
Schedule 3.03         --    Conflicts
Schedule 3.04         --    Financial Statements
Schedule 3.05         --    Absence of Undisclosed Liability
Schedule 3.06         --    Absence of Changes
Schedule 3.07         --    Tax Matters
Schedule 3.08         --    Title to Assets; Encumbrances
Schedule 3.09         --    Real Property
Schedule 3.10         --    Personal Property
Schedule 3.11         --    Intellectual Property
Schedule 3.12         --    Computer Software and Databases
Schedule 3.13         --    Insurance
Schedule 3.14         --    Bonds, Letters of Credit and Guarantees
Schedule 3.15         --    Compliance With Law
Schedule 3.16         --    Environmental
Schedule 3.17         --    Litigation and Claims
Schedule 3.18         --    Benefit Plans
Schedule 3.19(a)(i)   --    Real Property Contracts
Schedule 3.19(a)(ii)  --    Personal Property Contracts
Schedule 3.19(a)(iii) --    Purchase Orders--Non-Capital Assets
Schedule 3.19(a)(iv)  --    Purchase Orders--Capital Assets
Schedule 3.19(a)(v)   --    Sales Contracts
Schedule 3.19(a)(vi)  --    Employment; Other Affiliate Contracts
Schedule 3.19(a)(vii) --    Sales Representatives Contracts
Schedule 3.19(a)(viii)--    Powers of Attorney
Schedule 3.19(a)(ix)  --    Programming and Network Affiliation Agreements
Schedule 3.19(a)(x)   --    Barter & Trade Agreements
Schedule 3.19(a)(xi)  --    Any Other Contracts
Schedule 3.20         --    Suppliers and Customers
Schedule 3.21         --    Labor Matters
Schedule 3.22         --    Brokers and Finders
Schedule 3.23         --    Interested Transactions
Schedule 3.24         --    Officers, Directors and Bank Accounts
Schedule 4.03         --    Purchaser -- Conflicts
Schedule 4.04         --    Purchaser -- Brokers and Finders

                            ASSET PURCHASE AGREEMENT

   THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of the 22nd day of June, 1998, is made and entered into by and among BUSSE BROADCASTING CORPORATION, a Delaware corporation (the "Company"), WEAU LICENSE, INC., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Subsidiary" and together with the Company, the "Sellers"), and COSMOS BROADCASTING CORPORATION, a South Carolina corporation ("the Purchaser").

                                   BACKGROUND:

          The Company owns and operates the network-affiliated very high frequency television station, WEAU-TV, serving Eau Claire and LaCrosse, Wisconsin (the "Station"). The Subsidiary holds the FCC license to operate the Station.

     This Agreement sets forth the terms and conditions upon which Sellers shall sell to Purchaser, and upon which Purchaser shall purchase, certain of Sellers' Assets associated with the business of the Station.

     Certain terms used in this Agreement are defined in Article X hereof.


                                   AGREEMENT:

     In consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                 SALE OF ASSETS

     1.01 PURCHASE OF ASSETS BY PURCHASER.

     (a) At the Closing, and subject to the terms and conditions of this Agreement, Purchaser shall purchase and accept from Sellers and Sellers shall sell, convey, transfer, assign and deliver to Purchaser for the purchase price set forth in Section 1.02 below, all of the Assets, free and clear of any and all Liens other than the Permitted Liens.

     (b) None of the Retained Assets are being purchased by Purchaser pursuant to this Agreement.

     1.02 PURCHASE PRICE FOR THE ASSETS.

     (a) The total purchase price for the Assets shall be equal to Sixty-Six Million Dollars ($66,000,000).

     (b) The Purchase Price has been allocated among the Assets in accordance with an exhibit mutually prepared by Sellers and Purchaser and attached hereto as Exhibit 1.02(b). If Purchaser or Sellers undertake to change such exhibit, such party must obtain the approval of Sellers or Purchaser, as the case may be, which will not be unreasonably withheld. The allocation and undertaking pursuant to this Section 1.02(b), and the following undertaking with respect to Tax reporting, have been specifically negotiated by Purchaser, on the one hand, and Sellers, on the other, at arms' length and are a part of the basis of this Agreement. Each of Purchaser and Sellers shall prepare its Tax Returns after the Closing employing the allocation made pursuant to this Section 1.02(b) and shall not take a position in any Tax proceeding, Tax audit or otherwise that is inconsistent with such allocation; provided, however, that nothing contained herein shall require Purchaser or Sellers to contest beyond or otherwise than by the exhaustion of administrative remedies before any Taxing authority or agency or to litigate before any court, including, without limitation, the United States Tax Court, any proposed deficiency or adjustment by any Taxing authority or agency which challenges such allocation. Each of Purchaser and Sellers shall give prompt notice to each other of the commencement of any Tax audit or the assertion of any proposed deficiency or adjustment by any Taxing authority or agency which challenges such allocation.

     1.03 CLOSING; EFFECTIVENESS OF CLOSING; DELIVERIES. The Closing shall occur at 10:00 a.m. local time on the Closing Date at the offices of Cadwalader, Wickersham & Taft in New York, New York or at such other time and place as the parties may agree. The Closing shall be effective as of such time as agreed to by the parties hereto. All deliveries, payments and other transactions and documents relating to the Closing (i) shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated in the order set forth in this Agreement and, to the extent the order is not specified, shall be deemed to be consummated simultaneously.


                                   ARTICLE II
              ASSUMPTION OF LIABILITIES AND CONTRACTUAL OBLIGATIONS

     2.01 GENERAL.

     (a) Purchaser is not assuming and shall not be liable for or with respect to any Retained Liability.

     (b) Notwithstanding anything in this Agreement to the contrary, in no event shall any Liability due to any Affiliate of the Sellers be assumed by Purchaser.

     (c) Nothing contained in this Section 2.01 or in any instrument of assumption executed by Purchaser at the Closing shall be deemed to release or relieve the Sellers from their respective representations, warranties, covenants and agreements contained in this Agreement or any of the Other Agreements. Further, Sellers shall pay, satisfy and perform all of the Retained Liabilities and no disclosures made or exceptions noted with respect to the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or any of the Other Agreements shall affect Sellers' obligation to pay, satisfy and perform all of the Retained Liabilities.

     2.02 ASSUMPTION OF THE LIABILITIES OF THE BUSINESS.

     (a) Purchaser shall assume the Assumed Liabilities on the terms provided in subsection 2.02(b).

     (b) Purchaser expressly agrees, effective on the Closing Date, to assume the Assumed Liabilities and thereafter to pay, perform and discharge in full, in accordance with their terms where applicable, the Assumed Liabilities. Nothing contained in this Agreement shall require Purchaser to pay, perform or discharge any of the Assumed Liabilities so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense or offset thereto, and the Sellers shall provide reasonable assistance to Purchaser in so contesting and defending such claims. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not assume, pay, satisfy or discharge any of the Assumed Liabilities to the extent that such Liabilities are insured against (or but for the transfer of the Assets and assignment and assumption of the Assumed Liabilities pursuant to this Agreement, would have been insured against) by a Third Party under policies of insurance which the Sellers are unable to assign to Purchaser and which are maintained by the Sellers.

     2.03 NO INTENTION TO BENEFIT THIRD PARTIES. This Agreement is not intended to, and shall not, benefit any person or entity other than the Sellers and Purchaser or create any Third Party beneficiary right in any person.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES BY THE SELLERS

     Each of the Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

     3.01 CAPACITY AND VALIDITY. Each of the Sellers has the full corporate power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been approved by all necessary action of the Board of Directors of the Sellers. This Agreement has been, and the Other Agreements to which each of the Sellers is a party will be when executed and delivered, duly executed and delivered by duly authorized officers of each of the Sellers, and this Agreement and each of the Other Agreements constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or general equitable principles (regardless of whether considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     3.02 ORGANIZATION. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its Business as presently conducted. Each of the Sellers is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions listed in Schedule 3.02, and the character of their respective assets or the nature of their respective businesses do not require such qualification or licensing in any other jurisdiction except where the failure to so qualify or be so licensed would not have a Material Adverse Effect on the Sellers. Complete and correct copies of the Certificate of Incorporation of each of the Sellers, and all amendments thereto (certified by the Secretary of State of the State of Delaware) and complete and correct copies of the By-Laws of each of the Sellers, and all amendments thereto, previously have been made available to Purchaser. Except as may be set forth in Schedule 3.02, copies of all records of the proceedings of incorporators, stockholders and directors of each of the Sellers, which are set forth in the Sellers' respective minute books (collectively, the "Minute Books"), are correct and complete in all Material respects and accurately reflect in all Material respects all proceedings of each of the Sellers' respective incorporators, stockholders and Board of Directors and all committees thereof. Except as may be set forth in Schedule 3.02, the stock record books of each of the Sellers (collectively, the "Stock Record Books") are correct and complete and accurately reflect the stock ownership of their respective stockholders. The Minute Books and the Stock Record Books have been made available to Purchaser for review.

     3.03 NO CONFLICT. Except as disclosed on Schedule 3.03 and assuming compliance with the Hart-Scott Act and the receipt of all necessary FCC approvals, neither the execution, delivery and performance of this Agreement or the Other Agreements to which it is a party by each of the Sellers nor the consummation by each of the Sellers of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, as amended, or the By-Laws, as amended, of each of the Sellers;
(ii) result in a Default under, or require the consent or approval of any party to, any Contract or License of the Sellers required to be set forth on one or more of the Schedules contemplated by Section 3.19 hereof; (iii) result in the violation of any Law or Order applicable to either of the Sellers or (iv) result in the creation or imposition of any Lien applicable to either of the Sellers, except in each case as would not have a Material Adverse Effect.

     3.04 FINANCIAL STATEMENTS. The Financial Statements (of the type provided for in clauses (i) and (ii) of the definition thereof), correct and complete copies of which are included in Schedule 3.04, (i) are in accordance with the books and records of each of the Sellers, which are correct and complete in all Material respects and which have been maintained in accordance with good business practices; (ii) present fairly in all Material respects the financial position of each of the Sellers as of the dates indicated and the results of each of their operations and their respective cash flows for the periods then ended; and (iii) have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to the condensing of the Financial Statements or the absence of footnotes. The Financial Statements contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly in all Material respects the consolidated financial condition and the consolidated results of operations, changes in stockholders' equity and changes in financial position or cash flows of each of the Sellers as of the dates and for the periods indicated.

     3.05 ABSENCE OF UNDISCLOSED LIABILITY. Except as set forth in Schedule 3.05, neither of the Sellers has any Undisclosed Liabilities nor does there exist any Known basis for or threat of an assertion against either of the Sellers, their respective businesses or their respective Assets of any Undisclosed Liability, except for Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, none of which are Material.

     3.06 ABSENCE OF CHANGES. Except as disclosed in Schedule 3.06 and with respect to the Business, since the Balance Sheet Date, (i) the Business has been carried on only in the ordinary course consistent with past practice, (ii) there has been no Material Adverse Change, and there has been no event or circumstance that reasonably is anticipated to result in a Material Adverse Change with respect to either of the Sellers, their respective Assets or businesses, or the Business, (iii) neither of the Sellers has made any change in any method of accounting or accounting practice, and (iv) except in the ordinary course of business consistent with past practice, neither of the Sellers has canceled, modified or waived, without receiving payment or performance in full, any (a) Liability owed to either of the Sellers, including without limitation, any receivable of the Sellers from any Affiliate (other than the Subsidiary) or any Related Person to an Affiliate,
(b) Litigation either of the Sellers may have against other Persons, or (c) other rights of the Sellers.

     3.07 TAX MATTERS. Except as set forth in Schedule 3.07 and with respect to the Business:

     (a) Each of the Sellers has timely filed with the appropriate Governmental Authorities all required Tax Returns in all jurisdictions in which Tax Returns are required to be filed. Neither of the Sellers is presently the beneficiary of any extension of time within which to file any Tax Return. All Taxes (whether or not shown on any Tax Return) for all periods ending on or before the Balance Sheet Date, have been fully paid or appropriate deposits or adequate accruals have been made therefor on the Balance Sheet.

     (b) Since the Balance Sheet Date, neither of the Sellers has incurred any Liability for Taxes other than in the ordinary course of business and no such Tax Liability so incurred (other than any Liability incurred by the Sellers in connection with their cooperation under Section 5.16 hereof) is Material. Neither of the Sellers is currently delinquent in the payment of any Tax, assessment, deposit or other charge by any Governmental Authority for which any Liability is pending or has been assessed, asserted or threatened (in writing, or otherwise to the Knowledge of either of the Sellers) against the Sellers or any of their respective Assets in connection with any Tax and there is no basis for any such Liability. Neither of the Sellers has received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted (in writing, or otherwise to the Knowledge of either of the Sellers) against either of the Sellers or any of their respective Assets, including without limitation, any claim by any Governmental Authority in any jurisdiction where either of the Sellers did not file Tax Returns that either of the Sellers is or may be subject to or liable for Taxes imposed by that Governmental Authority or jurisdiction. There are no Liens for any Taxes (other than any Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Sellers' Assets.

     (c) None of the Sellers' Tax Returns have ever been audited by the IRS or any other Governmental Authority and neither of the Sellers has waived any statute of limitations in respect of Taxes or agreed to a Tax assessment or deficiency. Neither of the Sellers has filed any consent under Section 341(f) of the Code relating to collapsible corporations. No Tax is required to be withheld pursuant to Section l445 of the Code as a result of any of the transfers contemplated by this Agreement and the Sellers or their stockholders will provide any certificate reasonably requested by Purchaser at Closing with respect thereto.

     (d) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

     (e) Neither of the Sellers is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of foreign, state or local Law.

     (f) Neither of the Sellers has agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (g) Neither of the Sellers is a party to or bound by (nor will the Sellers, prior to the Closing, become a party to or be bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

     (h) Except for the group of which the Sellers are presently members, neither of the Sellers has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Liability for Taxes of any Person (other than the Sellers) under Treasury Regulation Section 1.1502-6 (or any similar provision of the state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

     (i) Neither of the Sellers is a party to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.

     (j) Neither of the Sellers has issued or assumed any corporate acquisition indebtedness, within the meaning of Section 279(b) of the Code, or any obligation described in Section 279(a)(2) of the Code.

     (k) The Company does not have any excess loss account (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of the Subsidiary.

     3.08 TITLE TO ASSETS; ENCUMBRANCES; CONDITION.

     (a) Each of the Sellers has good, valid and marketable (and, in the case of the Owned Real Property, insurable) title to all of its respective Assets free and clear of any and all Liens, except Permitted Liens. Schedule 3.08 contains true and complete copies (in all Material respects) of (i) Commitments to issue owner's title insurance policies for all of the Owned Real Property in the amounts indicated in each such Commitment, and (ii) all existing owner's title insurance policies. A survey of each parcel of the Owned Real Property has been delivered to Purchaser prior to the date hereof. Copies of all documents evidencing the Liens upon each of the Sellers' respective Assets are either contained in Schedule 3.08 or previously have been delivered to Purchaser.

     (b) Except as set forth in Schedule 3.08, each of the Material Improvements and each item of Material Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each Material Improvement and each item of Material Personal Property is adequate for its present and intended uses and operation and neither of the Sellers has any intention to use or operate any Material Improvement or any item of Material Personal Property other than as presently used or operated. Each of the Sellers' respective Assets (including each of the Sellers' respective interest in all leased Assets) include all Material Assets required to operate the Business as presently conducted.

     3.09 REAL PROPERTY.

     (a) Schedule 3.09 contains a correct and complete list of all of the Real Property, including, without limitation, a legal description for all of the Owned Real Property. To the Knowledge of either of the Sellers, no facts or circumstances exist which do, or potentially may, adversely affect any of the access to and from the Real Property, from and to the existing public highways and roads, and, to the Knowledge of either of the Sellers, there is no pending or threatened denial, revocation, modification or restriction of such access. The primary tower, transmitter and Real Property on which such tower and transmitter are located are all owned by either of the Sellers in fee simple title, except for the 2000 foot television tower located on a permanent easement which is located in Eau Claire County (Fairchild Township), Wisconsin.

     (b) The Real Property is served by utilities as required for its current operation.

     (c) No zoning or similar land use restrictions are presently in effect or proposed by any Governmental Authority that would impair in any Material respect the operation of the Business as presently conducted by the Sellers or which would prevent the use of any of the Real Property as currently operated. All of the Real Property is in compliance in all Material aspects with all applicable zoning laws and recorded covenants. Neither of the Sellers has received any notice from any Governmental Authority or other Third Party with regard to encroachments on or off the Real Property, violations of building codes, zoning, subdivision or other similar Laws or other material defects in the Improvements or in the good, valid, marketable and insurable title of said Real Property.

     (d) As of the Closing Date, there will be no Persons in possession of the Real Property or any part thereof other than the Sellers or their lessees pursuant to Contracts that are Permitted Liens.

     (e) No condemnation proceedings are pending or to the Knowledge of either of the Sellers, threatened with regard to the Owned Real Property.

     (f) With respect to each parcel of Leased Real Property, (i) the lessor was the owner of the premises leased to the lessee at the time of the execution and delivery of the lease, (ii) either of the Sellers is the owner and holder of the interest of the lessee in the lease, (iii) all buildings and towers constructed by the lessee of each lease are located within the boundaries of the leased premises, (iv) each lease contains an adequate description of the leased premises, (v) each lease is enforceable by the lessee, (vi) all payments of rent are current under each lease and no default exists under any lease and (vii) except as set forth on Schedule 3.17, there are no disputes with or adverse claims asserted by any lessor of a lease. Each of the Contracts of the Sellers relating to such Leased Real Property is fully and accurately identified, and the expiration date and current rent are described, in Schedule 3.19(a)(i) and each such Contract is in full force and effect. Except as disclosed on Schedule 3.08, neither the Leased Real Property nor any of the Sellers' right, title or interest therein is affected by any Lien, prior interests or superior interests of any nature whatsoever that will, or could reasonably be expected to, terminate or otherwise adversely affect such Leased Real Property or any of the Sellers' right, title and interest therein.

     3.10 PERSONAL PROPERTY.

     (a) Schedule 3.10 contains a correct and complete list of each item of Personal Property, other than inventory (excluding office furniture, equipment, supplies and miscellaneous items of personal property with an individual cost of less than $2,500).

     (b) Schedule 3.10 contains a correct and complete description of all Material Leased Personal Property. Each of the Contracts of the Sellers relating to such Leased Personal Property is identified on Schedule 3.10 and each such Contract is in full force and effect.

     3.11 INTELLECTUAL PROPERTY.

     (a) Schedule 3.11 contains a correct and complete list of all of the Sellers' respective Material Intellectual Property, including all Material license agreements relating thereto. Neither of the Sellers (or any goods or services sold by either of them) has violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of others, and none of the Sellers' Intellectual Property or any related rights or any customer lists, supplier lists or mailing lists, as used in the Business or in the other businesses now or heretofore conducted by either of the Sellers, Materially infringes upon or otherwise Materially violates the rights of others, nor has any Person asserted a claim of such infringement or misuse, which infringement or violation is likely to result in a cost to the Sellers in excess of $20,000. Each of the Sellers has taken all reasonable measures to enforce, maintain and protect its interests and, to the extent applicable, the rights of Third Parties, in and to the Sellers' Material Intellectual Property. Each of the Sellers have all right, title and interest in the Intellectual Property identified on Schedule 3.11. The consummation of the transactions contemplated by this Agreement will not alter or impair any Material Intellectual Property rights of either of the Sellers. Except as set forth in Schedule 3.11, neither of the Sellers is obligated nor has either of the Sellers incurred any Liability to make any Material payments for royalties, fees or otherwise to any Person in connection with any of the Sellers' Intellectual Property. All patents, trademarks, trade names, service marks, assumed names, and copyrights and all registrations thereof included in or related to the Sellers' Intellectual Property are valid, subsisting and in full force and effect. Each of the Sellers is unaware of any Material infringement of the Sellers' Material Intellectual Property, and there are no pending infringement actions against another for infringement of the Sellers' Intellectual Property or theft of the Sellers' trade secrets.

     (b) No present or former officer, director, partner or employee of either of the Sellers owns or has any proprietary, financial or other interest, direct or indirect, in any of the Sellers' Material Intellectual Property, except as described on Schedule 3.11. Except as set forth on Schedule 3.11, no officer, director, partner or employee of either of the Sellers has entered into any Contract (i) that requires such officer, director, partner or employee to (A) assign any interest to inventions or other Material Intellectual Property, or
(B) keep confidential any Material trade secrets, proprietary data, customer lists or other business information, or (ii) that restricts or prohibits such officer, director, partner or employee from engaging in competitive activities with or soliciting customers to or from any competitor of the Sellers.

     3.12 COMPUTER SOFTWARE AND DATABASES. Schedule 3.12 identifies all Material Computer Software and Databases owned, licensed, leased, internally developed or otherwise used in connection with the Business. Each of the Sellers has use of or the ability to freely acquire, without substantial costs to the Sellers for such acquisition, all Computer Software and Databases that are necessary to conduct the Business as presently conducted by the Sellers and all documentation relating to all such Material Computer Software and Databases. Such Computer Software and Databases perform in all Material respects in accordance with the documentation related thereto or used in connection therewith and are free of Material defects in programming and operation. Each of the Sellers has previously delivered to Purchaser complete and accurate copies of all documents relating to the sale, license, lease or other transfer or grant of Material Computer Software and Databases by the Sellers since January 1, 1996.

     3.13 INSURANCE. All of the Assets and the operations of each of the Sellers and the Business of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Sellers in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations and businesses, (ii) required by any Law applicable to the Sellers or the Business, or (iii) required by any Contract of the Sellers. Schedule 3.13 contains a complete and accurate list of all Material insurance policies now in force and held or owned by the Sellers and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number and the amounts of coverage and deductible in each case and all outstanding claims thereunder. All such policies are in full force and effect and enforceable in accordance with their terms. Neither of the Sellers is now in Material Default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of any premiums due thereon, and neither of the Sellers has failed to give any Material notice or present any Material claim thereunder in due and timely fashion. Neither of the Sellers has been refused or denied renewal of any Material insurance coverage in connection with the Sellers, the ownership or use of their respective Assets or the operation of the Business. In addition to the deductibles set forth on Schedule 3.13, such Schedule discloses all Material risks that are self-insured by the Sellers that in the ordinary course of business could be insured.

     3.14 BONDS, LETTERS OF CREDIT AND GUARANTEES. Schedule 3.14 contains a complete and accurate list of all bonds (whether denominated bid, litigation, performance, fidelity, or otherwise), letters of credit, and guarantees (other than instruments that are guaranteed in the ordinary course) issued by the Sellers or others for the benefit of the Sellers and now in force or outstanding. Correct and complete copies of each such Material bond, letter of credit and guarantee have been made available to Purchaser by the Sellers on or before the date of this Agreement. The bonds, letters of credit and guarantees listed in Schedule 3.14 satisfy all Material requirements for bonds, letters of credit or guarantees set forth in (i) any Law applicable to the Sellers or the Business and (ii) any Contracts of the Sellers. All such bonds, letters of credit and guarantees are in full force and effect and enforceable in accordance with their terms. Neither of the Sellers is in Material Default regarding the provisions of any such bond, letter of credit or guarantee, including, without limitation, the failure to make timely payment of all premiums and fees due thereon, and neither of the Sellers has failed to give any notice or present any claim thereunder in due and timely fashion.

     3.15 COMPLIANCE WITH LAW.

     (a) Each of the Sellers has complied with and is in compliance with all Laws, Licenses and Orders applicable to, required of or binding on the Business, or on the Sellers or their respective Assets with respect to the Business, including without limitation, the FCC License, the Communications Act of 1934, and PUC Laws, and neither of the Sellers has Knowledge of any basis for any claim of current or past non-compliance with any such Law, License or Order, in each case where such non-compliance would be Material to the Business, operations, Assets, Liabilities, financial condition, or results of operations of the Sellers, taken as a whole, including, without limitation, the value of the Sellers, taken as a whole. No notices from any Governmental Authority with respect to any failure or alleged failure of either of the Sellers, their respective Assets or the Business to comply with any such Law, License or Order have been received by either of the Sellers, nor, to the Knowledge either of the Sellers, are any such notices proposed or threatened. Schedule 3.15 contains a complete and correct list of all Material Licenses and Orders applicable to, required of or binding on the Sellers, their respective Assets or the Business, true and complete copies of which (other than the FCC License) previously have been made available to the Purchaser.

     (b) The Subsidiary holds the FCC License and all other Material Licenses necessary for or used in the operations of the Business, and the FCC License is, and all such other Material Licenses are, in full force and effect. Schedule
3.15 contains a true and complete list of the FCC License currently in effect and all such other Material Licenses (showing, in each case, the expiration date). Except as set forth on Schedule 3.15, no application, action or proceeding is pending for the renewal or modification of the FCC License or any of such other Material Licenses, and no application, action or proceeding is pending or, to either of the Sellers' Knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of the FCC License or any of such other Material Licenses, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Business that may Materially and adversely affect the rights of Purchaser or the Sellers under any such FCC License or other Material Licenses. All Material returns, reports and statements required to be filed by the Sellers with the FCC relating to the Business have been filed and complied with and are complete and correct in all Material respects as filed.

     (c) Except as described in Schedule 3.15, there are no Material capital expenditures that the Sellers anticipate will be required to be made in connection with the Sellers' respective Assets or the Business as now conducted in order to comply with any Law applicable to either of the Sellers, their respective Assets or the Business as now conducted.

     3.16 ENVIRONMENTAL. Except as set forth in Schedule 3.16 or the Environmental Report and with respect to the Business:

     (a) There is no Environmental Litigation (or any Litigation against any Person whose Liability, or any portion thereof, for Environmental Matters or under any Environmental Laws either of the Sellers has or, to the Knowledge of either of the Sellers, may have retained or assumed contractually or by operation of Law) pending or, to the Knowledge of either of the Sellers, threatened with respect to (i) the ownership, use, condition or operation of the Business, the Real Property or any other Asset of either of the Sellers or any Asset formerly held for use or sale by either of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries, or (ii) any violation or alleged violation of or Liability or alleged Liability under any Environmental Law or any Order related to Environmental Matters. To the Knowledge of either of the Sellers, there have not been any, and there are no, existing violations of (i) any Environmental Law, or
(ii) any Order related to Environmental Matters, with respect to the ownership, use, condition or operation of the Business, the Real Property or any other Asset of the Sellers or any Asset formerly held for use or sale by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries. To the Knowledge of either of the Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any Environmental Matter, that could reasonably be expected to form the basis of (i) any Environmental Litigation against the Sellers, or (ii) any Litigation against any Person whose Liability (or any portion thereof) for Environmental Matters or under any Environmental Laws the Sellers have or may have retained or assumed contractually or by operation of Law. To the Knowledge of either of the Sellers, neither of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries nor anyone Known to either of the Sellers has used any Assets or premises of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances except in

Material compliance with applicable Environmental Laws. The disclosure of facts set forth in Schedule 3.16 shall not relieve either of the Sellers of any of their respective obligations under this Agreement.

     (b) To the Knowledge of either of the Sellers, no release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any Assets owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries or any part thereof while or before such Assets were owned, leased, operated or managed by the Sellers.

     (c) To the Knowledge of either of the Sellers, no soil or water in, under or adjacent to any Assets owned, leased, operated or managed, directly or indirectly, by the Sellers or Assets formerly held for use or sale by the Sellers or, in either case, any of their respective predecessors or any of their respective current or former subsidiaries has been contaminated by any Hazardous Substance while or before such Assets were owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries.

     (d) To the Knowledge of either of the Sellers, all waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Environmental Laws and there is no Environmental Litigation with respect to any such release or disposal.

     (e) To the Knowledge of either of the Sellers, all underground tanks and other underground storage facilities presently or previously located at any Real Property owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries or any such tanks or facilities located at any Real Property while such Real Property was owned, leased, operated, or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries are listed together with the capacity and contents (former and current) of each such tank or facility in Schedule 3.16. To the Knowledge of either of the Sellers, none of such underground tanks or facilities is leaking or has ever leaked, and neither of the Sellers or any of their respective current or former subsidiaries holds any responsibility or Liability for any underground tanks or underground facilities at any other location.

     (f) To the Knowledge of either of the Sellers, all hazardous waste has been removed from all Real Property of the Sellers and each of their respective predecessors and each of their respective current and former subsidiaries in Material compliance with applicable Environmental Laws.

     (g) To the Knowledge of either of the Sellers, the Sellers and each of their respective predecessors or any of their respective current or former subsidiaries have complied with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and neither of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries has made any such reports concerning any Real Property of the Sellers or concerning the operations or activities of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries.

     (h) To the Knowledge of either of the Sellers, no building or other Improvement or any Real Property owned, leased, operated or managed by the Sellers contains any asbestos-containing materials.

     (i) To the Knowledge of either of the Sellers, without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries has disposed or arranged for the disposal of Hazardous Substances are identified in Schedule 3.16, (ii) none of the on-site or off-site locations identified in Schedule 3.16 is listed on any federal, state or local government lists of abandoned disposal sites or sites where Hazardous Substances have or may have occurred, and (iii) no polychlorinated biphenyls ("PCB's") are used or stored on or in any real property owned, leased, operated or managed by the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries, except in Material compliance with applicable Environmental Laws.

     (j) Schedule 3.16 contains a correct and complete list of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any Environmental Matter with respect to the Sellers, the Business, any Assets owned, leased, operated or managed by either of the Sellers or any of their respective predecessors or any of their respective current or former subsidiaries, and the Sellers have previously delivered to Purchaser a correct and complete copy of each such assessment and study.

     3.17 LITIGATION AND CLAIMS. Except as disclosed on Schedule 3.17:

     (a) There is no Litigation pending or, to the Knowledge of either of the Sellers, threatened and neither of the Sellers has any Knowledge of any basis for any such Litigation or any facts or the occurrence of any event which might give rise to any Litigation;

     (b) No Litigation has been pending during the three (3) years prior to the date hereof that, individually or in the aggregate resulted in an uninsured Loss in excess of $150,000 or granted any injunctive relief against the Sellers; and

     (c) Neither of the Sellers has been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5")), which would be required by FASB 5 to be disclosed or accrued in financial statements of the Sellers, were such financial statements prepared as of the date hereof.

     3.18 BENEFIT PLANS.

     (a) Schedule 3.18 lists every Employee Benefit Plan of the Sellers. On or after September 26, 1980, neither of the Sellers or any entity aggregated with the Sellers under Code Section 414 (for purposes of this Section, an "ERISA Affiliate") has had an "obligation to contribute" (as defined in ERISA Section
4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and
(3)(37)(A)). No Employee Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) The Employee Benefit Plans listed in Schedule 3.18 have been or will be made available to Purchaser for review, including correct and complete copies of: (i) all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited Financial Statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) Except as disclosed in Schedule 3.18, all the Employee Benefit Plans and the related trusts subject to ERISA comply in all Material respects with and have been administered in compliance in all Materials respects with, (i) the applicable provisions of ERISA, (ii) all applicable provisions of the Code relating to qualification and Tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, (iii) all applicable state or federal securities Laws, and (iv) all other applicable Laws and collective bargaining agreements, and neither of the Sellers has received any notice from any Governmental Authority questioning or challenging such compliance. All available determination letters and required registrations under federal and state securities Laws ("Permits") for the Employee Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and Tax exemption of related trusts, as applicable under the Code, and all such Permits continue in full force and effect. No event has occurred which will or could reasonably be expected to give rise to disqualification of any such plan or loss of intended Tax consequences under the Code or to any Tax under Section 511 of the Code.

     (d) Except as disclosed in Schedule 3.18, no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of the Sellers prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither of the Sellers or any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject the Sellers or Purchaser to any direct or indirect Material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and no Litigation has been commenced with respect to any Employee Benefit Plan.

     (e) Except as disclosed in Schedule 3.18, all Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans are correct and complete in all Material respects, have been timely filed with the IRS and the United States Department of Labor, have been timely distributed to participants in the Employee Benefit Plans, and there have been no changes in the information set forth therein.

     (f) No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Code Section 4975) of any Employee Benefit Plan has engaged in any Material nonexempt "prohibited transaction" (described in Code Section 4975 or ERISA Section 406). Except as disclosed in Schedule 3.18, there has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Sections 4041, 4042, 4062 (including ERISA Section 4062(e)), 4064, 4069 or 4063 of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Sellers maintain or contribute to or have maintained or contributed to. Except as disclosed in Schedule 3.18, neither of the Sellers has incurred any liability under Title IV of ERISA, including any Liability that could arise under Title IV of ERISA as a result of the Sellers' membership in a "controlled group" as defined in ERISA ss.ss. 4001(a)(14) and 4001(b)(1).

     (g) Except as disclosed in Schedule 3.18, for any ERISA Plan that is an employee pension benefit plan as defined in ERISA ss. 3(2) ("ERISA Pension Plan"), the fair market value of such Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such ERISA Pension Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Code ss. 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all "benefit liabilities" as defined in ERISA Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of an ERISA Pension Plan,
(ii) no change in the actuarial assumptions with respect to any ERISA Pension Plan, and (iii) no increase in benefits under any ERISA Pension Plan as a result of ERISA Pension Plan amendments or changes in any applicable regulation which is reasonably likely to have, individually or in the aggregate, a Material effect on the funding status of such ERISA Pension Plan. All contributions with respect to an Employee Benefit Plan of the Sellers or of an ERISA Affiliate that is subject to Code Section 412 or ERISA Section 302 have been, or will be, timely made and there is no Lien or expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971. No ERISA Pension Plan of either of the Sellers or of an ERISA Affiliate has a "liquidity shortfall" as defined in Code Section 412(m)(5). No event described in Code
Section 401(a)(29) has occurred or can reasonably be expected to occur with respect to either of the Sellers ERISA Affiliates. All premiums required to be paid under ERISA Section 4006 have been paid by the Sellers and by any Person aggregated with the Sellers under ERISA Sections 4001(a)(14) and 4001(b)(1).

     (h) Neither of the Sellers has, or maintains, an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under
Part 6 of Title I of ERISA or Code Section 4980B or their successors. No Material Tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which could reasonably be expected to give rise to such Taxes.

     (i) Except as disclosed in Schedule 3.18, neither the execution or delivery of this Agreement or the Other Agreements nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of the Sellers to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Station, or
(2) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

     (j) Except as disclosed in Schedule 3.18, all individuals participating in (or eligible to participate in) any Employee Benefit Plan maintained (or contributed to) by the Sellers are common-law employees.

     3.19 CONTRACTS.

     (a)  Description.

         (i) Real Property. Schedule 3.19(a)(i) is a list or brief description of all Material Contracts affecting or relating to the Real Property, including, without limitation, Contracts evidencing Material Liens (including those referred to in Schedule 3.08).

         (ii) Personal Property. Schedule 3.19(a)(ii) is a list of all Contracts affecting or relating to the Personal Property, including, without limitation, Contracts evidencing Liens

(including those referred to in Schedule 3.08) (other than Contracts affecting rights in the Personal Property each of which does not involve the payment by the Sellers of more than $25,000 per year).

         (iii) Purchase Orders -- Non-Capital Assets. Schedule 3.19(a)(iii) is a list of all outstanding Contracts of the Sellers relating to the Business, for the acquisition or sale of goods, assets or services (other than purchase orders or other commitments for the acquisition of capital assets), all of which were executed in the ordinary course of business consistent with past practice of the Sellers (other than purchase orders and other commitments which do not exceed $25,000 each).

         (iv) Purchase Orders -- Capital Assets. Schedule 3.19(a)(iv) is a list of all outstanding Contracts of the Sellers relating to the Business, for the acquisition of capital assets and that were executed in the ordinary course of business consistent with past practice of the Sellers (other than purchase orders and other commitments which do not exceed $25,000 each).

         (v) Sales. Schedule 3.19(a)(v) is a list or brief description of all Contracts of the Sellers relating to the Business, for the sale of products or the performance of services by the Sellers and which exceed $5,000 each.

         (vi) Employment; Other Affiliate Contracts. Schedule 3.19(a)(vi) contains a list of all Material Contracts of the Sellers relating to the Business, with any employee, officer, agent, consultant, distributor, dealer or Affiliate of the Sellers (other than those entered into in the ordinary course of business consistent with past practice that are immediately terminable at will by the Sellers, as the case may be, without any Liability).

         (vii) Sales Representatives. Schedule 3.19(a)(vii) is a list of all Material Contracts of the Sellers relating to the Business, with any agent, broker, sales representative of, or any Person in a similar representative capacity for, the Sellers (other than those entered into in the ordinary course of business consistent with past practice that are terminable within sixty (60) days by the Sellers, without Liability).

         (viii) Powers of Attorney. Schedule 3.19(a)(viii) is a list of all powers of attorney given by the Sellers with respect to the Business, whether limited or general, to any Person continuing in effect.

         (ix) Programming, Network Affiliation, Operating and Cable Retransmission Agreements. Schedule 3.19(a)(ix) is a list of all network affiliation agreements, operating agreements, cable retransmission agreements and all programming agreements of the Sellers relating to the Business (correct and complete copies of which previously have been delivered to Purchaser), including for each of those agreements the amounts and availability dates of programming and the dollar amount and schedule of payments thereunder.

         (x) Barter and Trade Agreements. Schedule 3.19(a)(x) is a list of all "barter" and "trade" agreements of the Sellers relating to the Business (correct and complete copies of which previously have been delivered to Purchaser) and includes an estimate of the positive or negative trade balances associated with each such agreement.

         (xi) Any Other Contracts. Schedule 3.19(a)(xi) is a list or brief description of any other Contracts of the Sellers relating to the Business and that: (A) payments provided for or actually made thereunder by or to the Sellers in any calendar year exceed $25,000, (B) require performance by the Sellers of any obligation for a period of time extending beyond six
(6) months from the Closing Date or which is not terminable by the Sellers without penalty upon sixty (60) days or less notice, (C) evidence, create, guarantee or service indebtedness of the Sellers, (D) establish or provide for any joint venture, partnership or similar arrangement involving either of the Sellers, or (E) guarantee or endorse the Liabilities of any other Person.

     The lists in all Schedules referred to above are correct and complete as of the date hereof unless otherwise noted thereon.

     (b) Copies. Correct and complete copies of all the written Contracts, and correct and complete descriptions of all oral Contracts, referred to in Section 3.19(a) have been made available to Purchaser or its designee on or before the date hereof.

     (c) No Default. Neither of the Sellers or, to the Knowledge of either of the Sellers, any other party is in Default under any of the Contracts or any Liens referred to in Section 3.19(a) and, to the Knowledge of either of the Sellers, there is no basis for any claim of Material Default under any of the foregoing.

     (d) Assurances. Each of the Contracts referred to in this Section 3.19 is in full force and effect and constitutes a valid, legal and binding agreement of the Seller party thereto and, to the Knowledge of either of the Sellers, the other parties thereto, enforceable in accordance with its terms except for bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors' rights generally, or general equitable principles (regardless of whether considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing, and as otherwise set forth in Schedule 3.19. Neither of the Sellers is a party to or bound by any Contract or Contracts that, either separately or in the aggregate has or will have a Material Adverse Effect with respect to either of the Sellers, their respective Assets, or the Business. The continuation, validity and effectiveness of each of the Contracts referred to in this Section 3.19 will not be affected in any way by the consummation of the transactions contemplated by this Agreement.

     3.20 SUPPLIERS AND CUSTOMERS. Schedule 3.20 sets forth each supplier to whom payments were made that equaled or exceeded five percent (5%) of either of the Sellers' aggregate operating expenses with respect to the Business for the fiscal year ended December 28, 1997 (the "Large Suppliers"). Schedule 3.20 sets forth each customer or group of related customers from whom payments were received that equaled or exceeded five percent (5%) of either of the Sellers' aggregate gross sales with respect to the Business for the fiscal year ended December 28, 1997 (the "Large Customers"). Except as reflected in Schedule 3.20, no Large Supplier is a sole source of supply of any good or service to the Sellers with respect to the Business. To the Knowledge of either of the Sellers, the relationships of each of the Sellers with its Large Suppliers and Large Customers are good commercial working relationships and, except as set forth on
Schedule 3.20, neither (i) any of the Large Suppliers or any of the Large Customers, nor (ii) any Large Supplier who at any time during 1997 was or now is the sole source of supply of any good or service, has terminated, or, to the Knowledge of either of the Sellers, made any threat reasonably likely to be acted upon to terminate, its relationship with the Sellers or has during the last twelve (12) months Materially decreased or Materially limited, or, to the Knowledge of either of the Sellers, made any threat reasonably likely to be acted upon to Materially decrease or Materially limit, its services, supplies or materials to either of the Sellers or its usage or purchase of the goods or services of the Sellers. Neither of the Sellers has any Knowledge or belief that any of the Large Suppliers or any of the Large Customers intends to terminate or otherwise modify adversely to the Sellers its relationship with the Sellers or to decrease or limit its services, supplies or materials to the Sellers or its usage or purchase of the goods or services of the Sellers, and the acquisition of the Assets by Purchaser will not, to the Knowledge of either of the Sellers, adversely affect the relationship of the Business or of the Sellers with any of the Large Suppliers or any of the Large Customers.

     3.21 LABOR MATTERS. Schedule 3.21 contains a correct and complete list of all employees of the Sellers with respect to the Business whose direct annual compensation exceeds $50,000. Except as disclosed on Schedule 3.21, the employment of all employees of the Sellers is terminable at will by the Sellers, without any penalty or severance obligation incurred by the Sellers. Except as set forth on Schedule 3.21 and other than in the ordinary course of business consistent with past practices, neither of the Sellers will owe any amounts to any of its employees as of the Closing Date, including, without limitation, any amounts incurred for wages, bonuses, vacation pay, sick leave or any severance obligations other than amounts owed with respect to the then current pay period. Except as and to the extent set forth in Schedule 3.21, (i) neither of the Sellers is a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of the Sellers and, to the Knowledge of either of the Sellers, no attempt to organize any of the employees of the Business has been made, proposed or threatened in the past three years, (ii) neither of the Sellers is, or within the past three years has been, subject to any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it, (iii) no Wage and Hour Department investigations have been made in the past 3 years of the Sellers, (iv) no labor strike, dispute, slowdown, stoppage or lockout is pending or, to the Knowledge of either of the Sellers, threatened against or affecting the Sellers, their respective Assets or the Business and during the past five (5) years there has not been any such action, (v) no unfair labor practice charge or complaint against either of the Sellers is pending or, to the Knowledge of either of the Sellers, threatened before the National Labor Relations Board or any similar Governmental Authority, and (vi) neither of the Sellers has received any formal notice that any of the employees listed on Schedule 2.21 will terminate or contemplates terminating his or her employment currently or at any time within sixty (60) days after the Closing Date or will otherwise not be available to the Sellers. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither of the Sellers has effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Sellers; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Sellers; nor has either of the Sellers been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Schedule 3.21, none of the Sellers' employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date hereof.

     3.22 BROKERS AND FINDERS. Except as set forth on Schedule 3.22, no finder or any agent, broker or other Person acting pursuant to authority of either of the Sellers is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     3.23 INTERESTED TRANSACTIONS. Except as set forth in Schedule 3.23, neither of the Sellers is a party to any Contract or other transaction with any Affiliate of the Sellers, any Related Party of any Affiliate of the Sellers (other than as a stockholder or employee of either of the Sellers), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests (other than, in each case, Contracts or transactions between the Sellers). Each of such Contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 3.23, none of the Persons described in the first sentence of this Section 3.23 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with either of the Sellers or the Business.

     3.24 OFFICERS, DIRECTORS AND BANK ACCOUNTS. Schedule 3.24 lists (i) the names of all officers and directors of each of the Sellers and (ii) the name and location of each bank or other institution in which either of the Sellers has any deposit account or safe deposit box in which either of the Sellers has any interest or access, all account numbers and names of all Persons authorized to draw thereon or to have access thereto.

     3.25 STATEMENTS TRUE AND CORRECT. No representation or warranty made by either of the Sellers, nor any statement, certificate or instrument furnished or to be furnished to Purchaser pursuant to this Agreement, the Other Agreements or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains or will contain any untrue statement of fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Sellers that:

     4.01 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina, with the corporate power and authority to enter into the transactions contemplated hereunder and under the Other Agreements.

     4.02 CAPACITY AND VALIDITY. Purchaser has the full corporate power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements will have been approved by all necessary action of the Board of Directors of Purchaser on or before Closing. This Agreement has been, and the Other Agreements will be when executed and delivered, duly executed and delivered by duly authorized officers of Purchaser, and the Agreement and each of the Other Agreements constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or general equitable principles (regardless of whether considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     4.03 NO CONFLICT. Except as disclosed on Schedule 4.03 and assuming compliance with the Hart-Scott Act and the receipt of all necessary FCC approvals, neither the execution, delivery and performance of this Agreement and the Other Agreements to which it is a party by Purchaser nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or result in a violation, contravention or breach of any of the terms, conditions or provisions of the Articles of Incorporation, as amended, or By-laws, as amended, of Purchaser, (ii) result in a Default under, or require the consent or approval of any party to, Contract or License of Purchaser, (iii) result in the violation of any Law or Order applicable to Purchaser, or (iv) result in the creation or imposition of any Lien applicable to Purchaser, except in each case as would not have a Material Adverse Effect.

     4.04 BROKERS AND FINDERS. Except as set forth in Schedule 4.04, no finder or any agent, broker or other Person acting pursuant to authority of Purchaser is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     4.05 QUALIFICATION OF PURCHASER. Purchaser is fully qualified under the Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC to assume control and operation of the Station and, to Purchaser's commercially reasonable knowledge and belief, there exists no reason for the FCC to refuse to consent to the assignment of the broadcast License to Purchaser.

     4.06 FINANCING. Purchaser has all necessary financial resources or has secured a binding commitment for all financing necessary for Purchaser to consummate the transactions contemplated by this Agreement.

     4.07 STATEMENTS TRUE AND CORRECT. No representation or warranty made by Purchaser, nor any statement, certificate or instrument furnished or to be furnished to the Sellers pursuant to this Agreement, the Other Agreements or any other document, agreement or instrument referred to herein or therein, contains or will contain any untrue statement of fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.


                                    ARTICLE V
        COVENANTS AND ADDITIONAL AGREEMENTS OF THE SELLERS AND PURCHASER

     5.01 CONDUCT OF BUSINESS. Prior to the Closing Date, except with the prior written consent of Purchaser and except as necessary to effect the transactions contemplated in this Agreement, each of the Sellers shall, with respect to the
Business:

          (a) conduct the Business in substantially the same manner as presently being conducted, and refrain from entering into any transaction or Contract other than in the ordinary course of business consistent with past practice, except as otherwise contemplated by this Agreement;

          (b) confer on a regular and frequent basis with Purchaser to report Material operational matters and to report the general status of ongoing operations;

          (c) notify Purchaser of any unexpected emergency or other change in the normal course of the Business or the operation of the Assets, and of any Litigation (or communications indicating that the same may be contemplated), affecting the Business or any Material Assets, and keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith in each case where such emergency, change, Litigation or other event could cause a Material Adverse Effect;

          (d) except in the ordinary course of business consistent with past practice, not make any Material capital expenditure;

          (e) not take any action, or omit to take any action, that would cause the representations and warranties contained in Article III hereof to be incorrect or incomplete in any Material respect;

          (f) promptly notify Purchaser in writing of any Material Adverse Change with respect to the Sellers or the Business, or any condition or event which threatens to result in a Material Adverse Change with respect to the Sellers or the Business;

          (g) notwithstanding the $1,000,000 threshold contained in the definition of Material Adverse Change in Article X, use all reasonable efforts to promptly remedy any adverse change, condition or event that causes or is reasonably likely to cause the Station to be or go off the air; and

          (h) not make any agreement or commitment which will result in or cause to occur a Default of any of the items contained in paragraphs (a) through (g) above.

Notwithstanding any of the foregoing provisions of this Section 5.01, prior to the Closing, control of the operation of the Station shall remain exclusively with the Sellers, and the Subsidiary shall be permitted to merge with and into a limited liability company, the sole member of which shall be the Company.

     5.02 RIGHT OF INSPECTION; ACCESS. In order to allow Purchaser to conduct its due diligence investigation, including, without limitation, environmental due diligence, the Sellers shall give to Purchaser and its designee, during normal working hours, full and free access to all of their respective Assets, Contracts, reports and other records and shall furnish to Purchaser and its designee all additional financial, legal and other information with respect to the Assets and the Business that Purchaser may reasonably request. Each of the Sellers shall also allow and arrange for Purchaser and its designee free and full access and opportunity, during normal business hours, to consult and meet with the officers, directors, employees, attorneys, accountants and other agents of the Sellers. Each of the Sellers shall instruct such individuals to cooperate fully with Purchaser and its designee. Purchaser and its designee shall have the right to make copies of any of the records referred to above. Purchaser agrees to indemnify against and hold the Sellers harmless from any claim for Liability, costs, expenses (including reasonable attorneys' fees actually incurred), damages or injuries arising out of or resulting from the inspection of the Sellers by Purchaser or its agents.

     5.03 OTHER OFFERS AND EXCLUSIVE DEALING. Unless and until this Agreement is terminated prior to Closing pursuant to Section 9.01 and except for the transactions contemplated in that certain Amended and Restated Stock Purchase Agreement dated as of June 22, 1998 by and among Busse Broadcasting Corporation, South Street Corporate Recovery Fund I, L.P., Greycliff Leveraged Fund 1993, L.P., South Street Leveraged Corporate Recovery Fund, L.P., South Street Corporate Recovery Fund I (International), L.P. and Gray Communications Systems, Inc., (the "Amended and Restated Stock Purchase Agreement") and all agreements related thereto, the Sellers shall deal exclusively with Purchaser with respect to the sale of the Assets or properties of the Sellers relating to the Business. In addition, unless and until this Agreement is terminated prior to Closing pursuant to Section 9.01, neither of the Sellers, acting in any capacity, shall, and the Sellers shall direct their officers, directors, limited partners, general partners (as applicable), financial advisors, accountants and counsel not to, either directly or indirectly, through the Sellers, any officer, director, employee, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of the Assets relating to the Business, or (b) approve or undertake any such transaction. If, notwithstanding the foregoing, the Sellers or any of their respective stockholders, directors, partners, officers, employees or agents shall receive any written proposal or inquiry regarding any such transaction, the Sellers shall promptly communicate to Purchaser the terms of any such proposal or offer upon Knowledge or receipt of such written proposal or offer.

     5.04 CONFIDENTIALITY. For a period of one (1) year from and after the date hereof and except for the transactions contemplated in the Amended and Restated Stock Purchase Agreement and all agreements relating thereto, each of Purchaser and Sellers agree that it will not, and will use reasonable efforts to ensure that none of its representatives or Affiliates will, use in the conduct of its business (except as contemplated by this Agreement), or disclose to or file with any other Person (other than financing sources, financial advisors, accountants and attorneys for the foregoing who will be informed of the confidential nature of such information and who have a need to know such information), (a) any confidential or non-public information relating to the other parties to this Agreement or (b) the existence of this Agreement or the fact of the transactions contemplated hereby, except (i) for a disclosure that is required by Law or by a Governmental Authority or is reasonably believed to be so required, including, without limitation, disclosures to the FCC and the Department of Justice for purposes of obtaining consents to the transactions contemplated hereby and disclosures to the Securities and Exchange Commission and related public disclosures (in connection with public offerings or otherwise); (ii) information that is ascertainable or obtained from public or published information; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; (iv) information independently developed by the disclosing party; or (v) information disclosed to or filed with any Persons necessary to obtaining the consents or the equity and debt financing relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing, (i) neither Purchaser nor its designee, in the course of any investigation it shall deem necessary and desirable in connection with the transactions contemplated by this Agreement, shall be prohibited from discussing the Sellers, their respective Assets and the Business with others having business dealings with the Sellers, and (ii) the foregoing provisions of this Section 5.04 shall not apply to Purchaser or any of its representatives or Affiliates after consummation of the transactions contemplated hereby at the Closing with respect to information relating to the Sellers. If the transaction contemplated by this Agreement is not consummated, each party will return or destroy as much of such written information as the party furnishing such information may reasonably request.

     5.05 CONSENTS AND APPROVALS. Each of the Sellers shall obtain the waiver, consent and approval of all Persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement, or (ii) is required by any Material Contract, Order, Law or License to which either of the Sellers is a party or subject on the Closing Date and that relates to the Business, and Purchaser shall cooperate with the Sellers in connection therewith. All written waivers, consents and approvals obtained by the Sellers shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

     5.06 SUPPLYING OF FINANCIAL STATEMENTS. The Sellers shall make available to Purchaser within twenty (20) days following the end of each month true and complete copies of all unaudited monthly financial statements of each of the Sellers for each calendar month ending subsequent to the date hereof and prior to the Closing Date in the format historically utilized internally by the Sellers.

     5.07 QUALIFICATION AND CORPORATE EXISTENCE. Each of the Sellers shall deliver to Purchaser (i) certificates of the Secretary of State of the State of Delaware, dated within ten (10) days prior to the Closing Date, stating that each of the Sellers is a corporation in good standing under the laws of the State of Delaware, and has paid all applicable franchise and other fees and Taxes due to such state and (ii) certificates of the appropriate officials of the states and foreign jurisdictions listed on Schedule 3.02, each dated not more than ten (10) days prior to the Closing Date, stating that each of the Sellers is duly qualified and in good standing to transact business as a foreign corporation as stated in Section 3.02 in each such state and foreign jurisdiction and has paid all applicable franchise and other fees and Taxes due to each such state and foreign jurisdiction.

     5.08 PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement, the Sellers shall issue a press release and public announcement regarding this Agreement and the transactions contemplated hereby, such press release to be reasonably satisfactory to Purchaser. Except as permitted by the foregoing sentence or Section 5.04, neither Purchaser or Sellers, nor any of their representatives or Affiliates, shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto unless required by Law or judicial process, in which case notification shall be given to the other parties hereto prior to such disclosure.

     5.09 CLOSING CONDITIONS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all commercially reasonable actions to consummate the transactions contemplated by this Agreement and to satisfy the conditions precedent to Closing set forth in
Article VII and Article VIII of this Agreement.

     5.10 SUPPLEMENTS TO SCHEDULES. The Sellers shall from time to time after the date hereof, supplement or amend the Schedules referred to in Article III with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Purchaser may unilaterally extend the Closing Date if necessary to allow Purchaser five (5) business days to review such supplements to the Schedules prior to the Closing Date. If, in Purchaser's reasonable determination, any such supplements to the Schedules reveal any Material Adverse Change with respect to the Sellers or the Business, or any condition or event which threatens to result in a Material Adverse Change with respect to the Sellers or the Business, Purchaser may, subject to the Sellers' right to cure any such Material Adverse Change, terminate this Agreement pursuant to Section 9.01.

     5.11 CERTAIN TAX MATTERS.

          (a) Purchaser, on the one hand, and the Sellers, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to any Liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

          (b) The Sellers shall prepare and file on or before the due date therefor (including any extensions thereof) all Tax Returns and amendments thereto required to be filed by the Sellers on or before the Closing Date, and each of the Sellers shall pay, or cause to be paid, all Taxes (including estimated taxes) due on such Tax Return or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting method.

     5.12  EXPENSES.

          (a) Except as provided below, regardless of whether the transactions contemplated by this Agreement are consummated, the Sellers shall be responsible for all expenses and fees incurred by them in connection with the transactions contemplated hereby and Purchaser shall be responsible for all expenses and costs incurred by it in connection with the transactions contemplated hereby. In no event shall any of the Assets be utilized for or reduced by the payment of any such fees or expenses.

          (b) At the Closing the Sellers shall pay out of the Purchase Price all Taxes, if any, relating to the transfer of the Assets to Purchaser. The Sellers shall file all necessary documentation and Tax Returns required to be filed by them with respect to such Taxes.

          (c) The Sellers shall bear the costs and expenses associated with delivery of the title documents described in Section 7.11.

     5.13 FURTHER ASSURANCES. At any time and from time to time after the Closing, the Sellers shall, at the request of Purchaser, take any and all actions necessary to fulfill their respective obligations hereunder, to put Purchaser in actual possession and control of the Assets and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions necessary or desirable to effectuate, record or perfect the transfer of the Assets to Purchaser free and clear of all Liens, to confirm the title of the Assets to Purchaser, to assist Purchaser in exercising rights relating thereto, or to otherwise effectuate or consummate any of the transactions contemplated hereby.

     5.14 DELIVERY OF BOOKS AND RECORDS. The Sellers shall deliver to Purchaser at the Closing all original documents, books and records pertaining to the Assets. The Sellers may retain copies of any of the foregoing for their own use. Without limiting the generality of the foregoing, the Sellers shall deliver to Purchaser at the Closing all documents and records relating to the Intellectual Property, including without limitation, Certificates of Registration for all letters patent, trademarks and service marks listed on Schedule 3.11 and all such documents relating thereto.

     5.15 FCC MATTERS. Prior to the execution hereof, the Sellers and Purchaser's designee have filed with the FCC applications requesting the FCC's written consent to the transactions contemplated by this Agreement. Purchaser shall reasonably cooperate with the Sellers and Purchaser or Purchaser's designee in prosecuting such FCC applications and shall not take any action that is reasonably likely to adversely affect, delay or interfere with obtaining FCC approval.

     5.16 THIRD PARTY DESIGNATION. At the request of Purchaser, the Sellers agree to convey the Assets and any documents relating thereto to any third party designated in writing by Purchaser and approved by Sellers; it being recognized, acknowledged and agreed that Gray Communications Systems, Inc. or its subsidiary is an acceptable designee.

     5.17 HSR FILINGS. Purchaser or Purchaser's designee and Sellers shall, as promptly as practicable following the execution of this Agreement, and in cooperation with each other, file with the Department of Justice and the Federal Trade Commission the premerger notification forms and any other documents required under the HSR Act, and each shall use its best efforts to obtain earliest termination of all waiting periods under the HSR Act.

     5.18 FURTHER ACTIONS. Subject to the terms and conditions of this Agreement, the Sellers and Purchaser each agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement and to satisfy the conditions hereto, in each case in as prompt a manner as is reasonably possible.

                                   ARTICLE VI
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION


     6.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGMENT OF PURCHASER RELIANCE. All of Sellers' and Purchaser's representations, warranties, covenants, and agreements as set forth in this Agreement shall survive the date hereof for a period of one (1) year. Sellers and Purchaser acknowledge and agree that Purchaser has had an opportunity to perform an investigation of the Business and the Assets; however, no investigation by Purchaser will diminish or obviate any of the representations, warranties, covenants, indemnities or agreements made or to be performed by either Seller pursuant to this Agreement or Purchaser's right to fully rely upon such representations, warranties, covenants, indemnities and agreements.

     6.02 INDEMNIFICATION BY SELLERS. Each Seller, jointly and severally, agrees to indemnify, defend, and hold harmless Purchaser (and each of its directors, officers, shareholders, employees, affiliates and assigns) from and against any and all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following notwithstanding any actual or alleged negligence of any of the Persons indemnified hereunder:

          (a) any inaccuracy in any representation or warranty made by either Seller pursuant to this Agreement;

          (b) any breach of any covenant or agreement made or to be performed by either Seller pursuant to this Agreement;

          (c)  any Undisclosed Liability;

          (d) any Liability for any Taxes of either Seller that either accrued on or before the date hereof or arose out of or relate to either Seller or the operations of the Business on or before the date hereof; and

          (e)  any Retained Liability.

Sellers, acting collectively, shall have the right at their own cost and expense to undertake to defend against any claim or cause of action under the hold harmless and indemnity provisions of this Section 6.02. Purchaser agrees to provide written notice of any Third Party claims which may arise under this
Section 6.02 promptly after Purchaser's receipt of notice of any such claim from any Third Party. Failure to provide such written notice within the time specified shall not constitute a waiver of the provisions of this Section by Purchaser, except to the extent that such failure shall have prejudiced either Seller's rights and abilities to defend a lawsuit that is the basis of such a claim.

     6.03. INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify, defend and hold harmless each Seller (and its respective directors, officers, employees, affiliates and assigns) from and against all Losses asserted against, imposed upon or incurred by any of the foregoing by reason of, resulting from, arising out of, based upon or otherwise in respect of the following notwithstanding any actual or alleged negligence of any of the Persons indemnified hereunder:

          (a) any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement;

          (b) any breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement; and

          (c)  any Assumed Liability.

Purchaser shall have the right at its own cost and expense to undertake to defend against any claim or cause of action under the hold harmless and indemnity provisions of this Section 6.03. Each Seller agrees to provide written notice of any Third Party claims that may arise under this Section 6.03 promptly after Sellers' receipt of notice of any such claim from any Third Party. Failure to provide such written notice within the time specified shall not constitute a waiver of the provisions of this Section by Sellers, except to the extent that such failure shall have prejudiced Purchaser's rights and abilities to defend a lawsuit that is the basis of such a claim.

     6.04 INDEMNIFICATION PAYMENTS. Subject to the terms hereof, a party obligated to make indemnification payments pursuant to this Agreement shall pay to the indemnified party the full amount of any and all Losses (other than Losses resulting from a Third Party claim) within ten (10) days of receipt of the notice thereof and the full amount of any Loss resulting from a Third Party claim within ten (10) days of the date such Litigation is terminated or the date a final judgment or award is rendered and no appeal is taken, and thereafter the amount of such Loss shall bear interest at a rate equal to the lesser of two percent (2%) per month or the maximum amount permitted by Law.


                                   ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of the Sellers contained in this Agreement or any Other Agreement:

     7.01 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Sellers shall be correct and complete in all Material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Each of the Sellers shall have duly performed and complied in all Material respects with all of the agreements, covenants, acts and undertakings to be performed or complied with by it in all Material respects on or prior to the Closing Date. Each of the Sellers shall have delivered to Purchaser a certificate or certificates dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 7.01. Notwithstanding any other provision of this Agreement to the contrary, for purposes of this Section 7.01, all Materiality qualifications contained in the representations and warranties made by the Sellers shall be disregarded and given no effect.

     7.02 INCUMBENCY CERTIFICATE. Purchaser shall have received an appropriate incumbency certificate or certificates, dated the Closing Date, certifying the incumbency of all officers of the Sellers.

The certificate or certificates shall contain specimens of the signatures of the officers whose incumbency is certified and shall be executed by officers of the Sellers other than officers whose incumbency is certified.

     7.03 CERTIFIED COPIES OF RESOLUTIONS. Purchaser shall have received copies, certified by the duly qualified and acting Secretary or Assistant Secretary of the Sellers, of resolutions adopted by the Board of Directors of the Sellers.

     7.04 OPINIONS OF COUNSEL. Purchaser shall have received (i) a written opinion of Winston & Strawn, counsel to the Sellers, dated the Closing Date and substantially in form and substance reasonably satisfactory to Purchaser and its counsel, and (ii) a written opinion of Pepper & Corazzini L.L.P., FCC counsel to the Sellers, dated the Closing Date and substantially in the form of Exhibit 7.04(ii) attached hereto and made a part hereof by this reference.

     7.05 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change, or any condition or event that is reasonably likely to cause a Material Adverse Change, with respect to the Assets or the Business, or either of the Sellers with respect to the Business, from the Balance Sheet Date. Each of the Sellers shall have delivered to Purchaser a certificate or certificates dated as of the Closing Date executed by the Sellers certifying the foregoing statement.

     7.06 NO INJUNCTION, ETC. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated hereby.

     7.07 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents reasonably deemed necessary or appropriate by Purchaser or its attorneys to effectuate this Agreement and to consummate the transactions contemplated hereby shall have been approved by such attorneys in the exercise of their reasonable discretion.

     7.08 FCC APPROVALS. The FCC shall have given all requisite approvals and consents, without any condition or qualification Materially adverse to Purchaser, Purchaser's designee, or the Sellers or Materially adverse to the operations of the Business, to the assignment of the FCC License to Purchaser or Purchaser's designee as provided in this Agreement (whether or not any appeal or request for reconsideration or review is pending or the time for filing any appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect has expired), including without limitation, any Materially Adverse Condition on the acquisition or operation of the Station by Purchaser or Purchaser's designee.

     7.09 HART-SCOTT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

     7.10 SALES AND USE TAXES. The Sellers shall have used their reasonable best efforts to obtain and deliver to Purchaser an updated certificate or certificates or letter of good standing from the Michigan and Wisconsin Departments of Revenue (or similar Taxing authorities) and from any other state and foreign Tax authority listed on Schedule 3.02 stating that no sales or use Taxes are due relating to the Business or the Assets or operations of the Station prior to Closing.

     7.11 TITLE DOCUMENTS. Purchaser shall have received an owner's title insurance policy (or an endorsement to an existing owner's title insurance policy) for each parcel of the Owned Real Property bringing forward the effective date of the policy to the Closing Date subject to no additional Liens other than Permitted Liens and reflecting no change in ownership of the Owned Real Property. With respect to each parcel of Leased Real Property in which either of the Sellers is the lessee, Purchaser shall have received a leasehold insurance policy insuring either of the Sellers, as the case may be, subject to no Liens other than Permitted Liens and a current updated and revised ALTA survey. Each of the title insurance policies described in this Section 7.11 shall contain zoning endorsements in form and substance reasonably satisfactory to Purchaser and shall be paid equally by the Sellers and Purchaser. The title insurance commitment for the owner's title insurance policy for the Owned Real Property in Eau Claire County, Wisconsin will be endorsed to remove exception No. 21 relating to a mortgage held by Chemical Bank so that the policy when issued will contain no special exception for the mortgage held by Chemical Bank, but will reference the estate, right, title and interest of Americus (successor to Sage Broadcasting) and all parties claiming by, through or under Americus.

     7.12 CLOSING OF WALB AGREEMENT. At the time of Closing, all parties to that certain Asset Purchase Agreement by and among Cosmos Broadcasting Corporation, WALB-TV, Inc. and WALB Licensee Corp. dated as of June 22, 1998 (the "WALB Agreement") shall be ready, willing and able to consummate the transactions contemplated by the WALB Agreement.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Sellers for purposes of consummating such transactions, but without prejudice to any other right or remedy which the Sellers may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of Purchaser contained in this Agreement or any Other Agreement:

     8.01 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Purchaser shall be correct and complete in all Material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Purchaser shall have duly performed and complied with all of the agreements, covenants, acts and undertakings to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to the Sellers a certificate dated as of the Closing Date certifying as to the fulfillment of the conditions of this Section 8.01. Notwithstanding any other provision of this Agreement to the contrary, for purposes of this Section 8.01, all Materiality qualifications contained in the representations and warranties made by Purchaser shall be disregarded and given no effect.

     8.02 INCUMBENCY CERTIFICATE. The Sellers shall have received an incumbency certificate or certificates dated the Closing Date certifying the incumbency of all officers of Purchaser who have executed this Agreement or documents in connection with this Agreement. The certificate or certificates shall contain specimens of the signatures of each of the officers whose incumbency is certified and shall be executed by an officer of Purchaser other than an officer whose incumbency is certified.

   8.03 CERTIFIED COPIES OF RESOLUTIONS. The Sellers shall have received copies, duly certified by the duly qualified and acting Secretary or Assistant Secretary of Purchaser, of resolutions adopted by the Board of Directors of Purchaser approving this Agreement and the consummation of the transactions contemplated herein.

     8.04 NO INJUNCTION, ETC. No Litigation, Law, Order or legislation shall have been instituted, threatened or proposed by a Third Party before any court or Governmental Authority to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby, if such Litigation, Law, Order or legislation, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated hereby.

     8.05 HART-SCOTT ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

     8.06 APPROVAL OF LEGAL MATTERS. All actions, proceedings, instruments and documents reasonably deemed necessary or appropriate by the Sellers or their attorneys to effectuate this Agreement and to consummate the transactions contemplated hereby shall have been approved by such attorneys in the exercise of their reasonable discretion.

     8.07 FCC APPROVALS. The FCC shall have given all requisite approvals and consents, without any condition or qualification Materially adverse to Purchaser, Purchaser's designee, or the Sellers or Materially adverse to the operations of the Business or to the assignment of the FCC License to Purchaser or Purchaser's designee as provided in this Agreement (whether or not any appeal or request for reconsideration or review is pending or the time for filing any appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect has expired), including without limitation, any Materially Adverse Condition on the acquisition or operation of the Station by Purchaser or Purchaser's designee.

                                   ARTICLE IX
                                   TERMINATION

   9.01 CAUSES FOR TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of the Sellers and Purchaser; (ii) by Purchaser in the event the conditions set forth in Article VII of this Agreement shall not have been satisfied or waived by September 1, 1998; (iii) by the Sellers in the event that the conditions set forth in Article VIII of this Agreement shall not have been satisfied or waived by September 1, 1998; (iv) by Purchaser pursuant to Sections 5.10; (v) by Purchaser or the Sellers at any time if Purchaser determines in good faith that any Material Adverse Change, or any condition or event that is reasonably likely to cause a Material Adverse Change, with respect to the Business or the Assets, or the Sellers with respect to the Business, shall have occurred or been discovered since the Balance Sheet Date; (vi) by Purchaser or the Sellers if the transactions contemplated under the WALB Agreement are not consummated or all parties to the WALB Agreement are not ready, willing and able to consummate the transactions contemplated by the WALB Agreement on the Closing Date; or (vii) by Purchaser or Sellers upon the termination of the Exchange Agreement.

     9.02 NOTICE OF TERMINATION. Notice of termination of this Agreement as provided for in this Article IX shall be given by the party so terminating to the other parties hereto in accordance with the provisions of Section 11.01.

     9.03 EFFECT OF TERMINATION.

          (a)  In the event of a termination of this Agreement pursuant to
Section 9.01 hereof, except for the confidentiality provisions of Section 5.04, which shall remain in full force and effect, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its agents, counsel, representatives, Affiliates or assigns) shall be liable to any other party for any Loss hereunder; provided, however, if non-occurrence of Closing is the direct or indirect result of the Default of any party of its obligations hereunder, including, without limitation, any Material inaccuracy in any representation or warranty made by such party, such defaulting party shall be fully liable to the other parties hereto for any such Default.

          (b) It is agreed that time is of the essence in the performance and satisfaction of this Agreement and each of the conditions specified in Articles VII and VIII of this Agreement are Material for purposes of this Agreement.

     9.04 RISK OF LOSS. The Sellers assume all risk of condemnation, destruction or Loss due to fire or other casualty from the date of this Agreement until the Closing.


                                    ARTICLE X
                                   DEFINITIONS

     The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

     "AFFILIATE" of a Person means: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person; or (iii) any entity for which a Person described in (ii) above acts in any such capacity.

     "AGREEMENT" means this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto or referred to herein, each of which is incorporated herein by reference.

     "ASSETS" means all of the following assets, properties and rights of the Sellers of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise (other than the Retained Assets) relating to or utilized in the Business, directly or indirectly, in whole or in part, in existence on the date hereof whether or not carried on the books and records of the Sellers, and whether or not owned in the name of Sellers or any Affiliate of Sellers and wherever located, including but not limited to the following:

               (i)  FCC License held by the Subsidiary;
               (ii) the Real Property;
               (iii)the Personal Property;
               (iv) all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against Third Parties; and
                (v) any other tangible assets used in the Business and owned by either of the Sellers (other than the Retained Assets, which includes accounts receivables).

     "ASSUMED LIABILITIES" means the following specific Liabilities of the
Sellers:

               (i) Liabilities first to be paid or performed after the Closing Date under or pursuant to Contracts of Sellers assigned to Purchaser pursuant to this Agreement (including, without limitation, outstanding purchase orders and sales commitments of Sellers); provided, however, such Liabilities shall not include any Liabilities resulting from or arising out of any Default by Sellers prior to the Closing Date under or with respect to any of such Contracts; and
               (ii) the License Agreement between the Company and the Subsidiary dated as of October 20, 1995 pursuant to which the Company was granted a license to use the FCC license of the Subsidiary.

               "BALANCE SHEET" means the unaudited balance sheets of the Sellers' Business as of December 28, 1997 and included in the Financial Statements.

               "BALANCE SHEET DATE" means the date of the most recent Balance Sheet.

               "BOARD OF DIRECTORS" means the Board of Directors of a Person that is a corporation.

               "BUSINESS" means the Sellers' business conducted by the Company and through the Subsidiary, of owning and operating the television station WEAU-TV serving Eau Claire and LaCrosse, Wisconsin.

               "BUSINESS DAY" means a day other than a Saturday, a Sunday, a day on which banking institutions in the State of Georgia are authorized or obligated by law or required by executive order to be closed, or a day on which the New York Stock Exchange is closed.

               "CERTIFICATE OF INCORPORATION" means the certificate of incorporation of a Person that is a corporation.

               "CLOSING" means the consummation of the transactions contemplated by this Agreement.

               "CLOSING DATE" means the fifth business day after issuance of the FCC approval as set forth in Section 5.15 and the satisfaction (or waiver) of all of the conditions set forth in Articles VII and VIII, or such other date as the parties may agree in writing; provided that the Closing Date may be extended to September 1, 1998 by Purchaser as necessary to effectuate the tax-free like-kind exchange described in the Exchange Agreement; provided, further, that the provisions of the Exchange Agreement shall continue to be in effect on the date of issuance of such FCC approval.

               "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "COMMITMENTS" means the owner's title insurance policy commitments contained in Schedule 3.09.

               "COMPUTER SOFTWARE" means, with respect to the Business, all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto.

               "CONTRACT" means, with respect to the Business, any written or oral contract, agreement, understanding, lease, usufruct, license, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which any Person is a party or that is binding on any Person or its securities, assets or business.

               "DATABASES" means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor used in the Business, other than Licenses.

               "DEFAULT" means (1) a breach of, default under, or misrepresentation in or with respect to any Contract or License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract or License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or License or to accelerate, increase, or impose any Liability under any Contract or License.

               "EMPLOYEE BENEFIT PLAN" means, collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by either of the Sellers or any other ERISA Affiliate thereof or under which either of the Sellers or any other ERISA Affiliate thereof has any Liability for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. "Employee Benefit Plans" also means any plans, programs, agreements, arrangements or understandings previously maintained by, sponsored in whole or in part by, or contributed to by either of the Sellers, or any other ERISA Affiliate thereof that could result in a Material Liability to the Sellers, including but not limited to, any plan covered by or subject to Title IV of ERISA. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of either of the Sellers or any dependent or beneficiary thereof, maintained by the Sellers or under which the Sellers have any obligation or Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of the Sellers (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

               "ENVIRONMENTAL LAWS" means all Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

               "ENVIRONMENTAL LITIGATION" means any Litigation against the Sellers with respect to the Business or the Assets of either of the Sellers (including, without limitation, written notice or other written communication by any Person alleging potential Liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability or alleged Liability under, or violation or alleged violation of, any Environmental Law.

               "ENVIRONMENTAL MATTER" means any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, or (ii) the transportation, treatment, storage, recycling or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, by, in each case, either of the Sellers or any of their respective predecessors or (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

               "ENVIRONMENTAL REPORT" means, with respect to the Business, the independent Phase I environmental site assessment report of the Sellers' properties and operations prepared for the Sellers and Purchaser by Montgomery Watson, dated February, 1998.

               "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

               "ERISA PLAN" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

               "EXCHANGE AGREEMENT" means that certain agreement dated of even date herewith by and among Gray Communications Systems, Inc., WALB-TV, Inc., WALB Licensee Corp., Purchaser and Sellers.

               "FCC" means the Federal Communications Commission.

   "FINANCIAL STATEMENTS" means (i) the unaudited balance sheets of the Sellers as of December 28, 1997 and the related statements of income for the periods then ended and (ii) the unaudited balance sheets of the Sellers as of the end of each fiscal quarter from December 30, 1996 through December 28, 1997 and the related statements of income for the months then ended, and (iii) the monthly financial statements related to the Business provided to Purchaser pursuant to
Section 5.06.

   "GAAP" means generally accepted accounting principles as in effect in the United States consistently applied.
                                      -32-

   "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

   "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. ss. 18(a), as amended, and all Laws promulgated thereunder.

   "HAZARDOUS SUBSTANCE" means (i) any hazardous substance, hazardous material, hazardous waste pollutants, contaminants, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any petroleum, petroleum products, or oil.

   "IMPROVEMENTS" means all buildings, structures, fixtures and other improvements included in the Real Property.

   "INTELLECTUAL PROPERTY" means, with respect to the Business, (i) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor, (iv) copyrights and any registrations and applications therefor, (v) technology rights and licenses, and (vi) Computer Software and all other intellectual property owned by, registered in the name of, or used in the business of a Person or in which a Person or its business has any interest.

   "IRS" means the Internal Revenue Service of the United States of America.

   "KNOWLEDGE" or "KNOWN" with respect to the Sellers, means collectively those facts that either of the Sellers, any of its officers and employees listed on
EXHIBIT X hereto or Alfred C. Eckert, III, after due inquiry, knew or reasonably should have known.

   "LAW" means any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

   "LEASED PERSONAL PROPERTY" means all Personal Property that is not owned by the Sellers that the Sellers either use or have the right to use.

   "LEASED REAL PROPERTY" means all Real Property that is not owned in fee simple by the Sellers that the Sellers either occupy or use or have the right to occupy or use.

   "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

   "LICENSE" means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing with any Governmental Authority or court to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

   "LIEN" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention, lease, right of occupancy or other security arrangement, defect of title, adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

   "LITIGATION" means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), litigation, notice (written or oral) before any Governmental Authority or arbitration, mediation or similar tribunal by any Person alleging potential Liability or requesting information relating to or affecting the Sellers with respect to the Business or the Assets, the Business or the transactions contemplated by this Agreement.

   "LOSS" means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, diminution in the value of assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultants' fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

   "MATERIAL" or "MATERIALLY" shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

   "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any Material adverse change in or effect on (i) the Business, operations, Assets, Liabilities, financial condition or results of operations of such Person, including, without limitation, any Material adverse change in the value of the Sellers, taken as a whole, (ii) the ability of such party to consummate the transactions contemplated by this Agreement or any of the Other Agreements to which it is or will be a party, or (iii) the ability of such party to perform any of its obligations under this Agreement or any of the Other Agreements to which it is or will be a party, if such change or effect Materially impairs the ability of such party to perform its obligations hereunder or thereunder, taken as a whole. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of less than $1,000,000, no Material Adverse Change or Material Adverse Effect will be deemed to have occurred. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of $1,000,000 or more but less than $7,500,000, no Material Adverse Effect will be deemed to have occurred and the Sellers shall have the option to either (i) cure such change, condition or event or (ii) reduce the Purchase Price by the amount of the adverse effect caused by such change, condition or event. If any change, condition or event shall have an adverse effect or a reasonably likely adverse effect of $7,500,000 or more, either Purchaser or the Sellers may terminate this Agreement at their discretion. Neither a Material Adverse Change nor a Material Adverse Effect shall be deemed to result from an adverse change in general economic conditions, industry conditions or general conditions in the markets in which the Sellers operate. Further, notwithstanding the $1,000,000 threshold contained in the third sentence of this definition, the Sellers shall use all reasonable efforts to promptly remedy any adverse change, condition or event that causes or is reasonably likely to cause the Station to be or go off the air.

   "ORDER" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business (including, in the case of the FCC, a public notice or other written authorization).

   "OTHER AGREEMENTS" means the agreements, documents, assignments and instruments to be executed and delivered by the Sellers pursuant to this Agreement, including but not limited to that certain Exchange Agreement dated of even date herewith by and among Gray Communications Systems, Inc., WALB-TV, Inc., WALB Licensee Corp., the Purchaser and the Sellers.

   "OWNED REAL PROPERTY" means all Real Property other than Leased Real
Property.

   "PERMITTED LIENS" means (i) Liens for current real property Taxes not yet due and payable, (ii) non-monetary Liens that do not affect the value or use of any parcel of Real Property and (iii) all Special Exceptions (but not General Exceptions) to title contained in the Commitments.

   "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

   "PERSONAL PROPERTY" means collectively all of the personal property or interests therein owned, leased, used or controlled by the Sellers with respect to the Business including, without limitation, inventory; the Intellectual Property of each Seller; the Contracts of each Seller; the Licenses of each Seller; the Computer Software; the Databases; the customer lists, mailing lists, customer files, supplier files, sales agent and manufacturers' representative files, credit files, and credit data relating to the Assets and the Assumed Liabilities, all other files, records, drawings, catalogues, stationary, advertising materials and other documents (or copies thereof) related to the Assets or Business, and the use of any telephone numbers used in the operation of the Business; the deposits, prepaid sums, fees and expenses (including without limitation, Taxes, insurance premiums, rental fees, utility charges and service charges), trust funds, retainages, escrows, monies and assets held by Third Parties, and deferred charges, as the same shall exist as of the Closing Date; machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, fixtures (including trade fixtures), vehicles, leasehold improvements and all other tangible personal property.

   "PUC LAWS" means public utility commission laws, rules and regulations.

   "PURCHASE PRICE" means the total consideration to be paid to the Sellers by Purchaser for the purchase of the Assets pursuant to this Agreement and which shall be paid in accordance with Section 1.02 of this Agreement.

   "PURCHASER" means Cosmos Broadcasting Corporation or its designee.

   "REAL PROPERTY" means collectively all the real property or interests therein owned, leased, occupied, or used by the Sellers in the Business as of the date of this Agreement, together with (i) all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, mineral rights and other benefits belonging or appertaining thereto which run with said real property and
(ii) all right, title and interest, if any, of the Sellers in and to (A) any land lying in the bed of any street, road, avenue, open or proposed, adjoining said real property, (B) any award made or to be made in lieu of the land described in the preceding clause (A), (C) any unpaid award for damage to said real property, and (D) all strips and rights-of-way abutting or adjoining said real property, if any. The Real Property includes, without limitation, all buildings, structures, fixtures and other improvements located on the land described in the preceding sentence.

   "RELATED PERSON" means, with regard to any natural Person, its spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

   "RETAINED ASSETS" means the following assets, none of which are being purchased by Purchaser pursuant to this Agreement:

            (i) all Sellers' cash or cash equivalents, Tax refunds, and Sellers' goodwill;
            (ii) records and reports maintained by Seller pertaining exclusively to other Retained Assets or Retained Liabilities;
            (iii) any asset of Sellers relating to any Employee Benefit Plan;
   and
            (iv) all accounts receivable.

   "RETAINED LIABILITIES" means any Liability of Sellers that is not an Assumed Liability, including, without limitation, the following:

            (i) any Liabilities for any Taxes of Sellers that arise prior to the Closing Date;

            (ii) all accounts payable;
            (iii) any Liabilities relating to current or former assets of Sellers not being acquired by Purchaser pursuant to this Agreement;
            (iv) any Contract of Sellers not validly assigned to Purchaser;
            (v) any Liability incurred by Sellers as a result of any Default by Sellers under any provision of this Agreement or the Other Agreements;
            (vi) any Liability of Sellers for severance payments or other severance obligations relating to any Person employed by Sellers on or before the Closing Date;
            (vii) any Liability of Sellers for continuation of coverage under any group health plan maintained by Sellers required under the provisions of Code ss.4980B or Sections 601-608 of ERISA with respect to any Person employed by Sellers who experiences a "qualifying event" (as defined in the Code and ERISA) on or before the Closing Date;
            (viii) any Liability of Sellers to pay bonuses or other compensation to Affiliates of Sellers on account of the transactions contemplated by this Agreement;
            (ix) any Undisclosed Liability;
            (x) any Liability of Sellers, of any nature whatsoever, to any current or former shareholder or Affiliate of Sellers;
            (xi) any Liability (including without limitation, any Liability relating to any Litigation) relating to, based upon, or arising out of (A) the conduct of the Business or the ownership of the Assets prior to the Closing Date or (B) any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed prior to the Closing Date, whether or not then known, due or payable and whether or not disclosed in this Agreement or the Other Agreements;
            (xii) any Liability that Purchaser may incur in connection with any Litigation brought against Purchaser under the Worker Adjustment and Retraining Notification Act or any similar Law that relates to actions taken by Seller with regard to any employees or any site employment;
            (xiii) any of the events, circumstances, or conditions described in
   Schedule 3.16, or any Environmental Claim, or Liability arising from any Environmental Matter;

            (xiv) any Liability of Seller under or relating to any Employee Benefit Plan;
            (xv) any Liability to or Lien of any Third Party pursuant to the bulk sales of any jurisdiction that may be asserted against any of the Assets (whether asserted against Sellers, the Assets or Purchaser); or
            (xvi) any claim by any broker, finder or other Person employed or allegedly employed by Sellers in connection with the transactions contemplated by this Agreement.

   "SUBSIDIARY" means WEAU License, Inc. or its successor.

   "TAX" or "TAXES" means any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not, and including Liabilities relating to unclaimed property.

   "TAX RETURNS" means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

   "THIRD PARTY" or "THIRD PARTIES" means any Person that is not Purchaser, the Sellers or an Affiliate of any of the foregoing.

   "UNDISCLOSED LIABILITIES" means any Liability that is not fully reflected or reserved against in the Financial Statements or fully disclosed in a Schedule to this Agreement.


                                   ARTICLE XI
                                  MISCELLANEOUS

   11.01 NOTICES.

      (a) All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed,
(iii) sent by national overnight courier service, or (iv) sent by facsimile, graphic scanning or other telegraphic communications equipment to the parties or their designee, addressed as follows:

      To the Sellers:      Busse Broadcasting Corporation
                           141 East Michigan Avenue
                           Suite 300
                           Kalamazoo, Michigan 49007
                           Attention:  Mr. Lawrence A. Busse
                           Telephone:  (616) 388-8019
                           Facsimile:  (616) 388-6089

      with copies to:      Winston & Strawn
                           35 West Wacker Drive
                           Chicago, Illinois 60601-9703
                           Attention: Steven J. Gavin, Esquire
                           Telephone:  (312) 558-5600
                           Facsimile:  (312) 558-5700

                        Cadwalader, Wickersham & Taft
                        100 Maiden Lane
                        New York, New York 10038
                        Attention:  Jonathan M. Wainwright, Esquire
                        Telephone:  (212) 504-6122
                        Facsimile:  (212) 504-6666



      To Purchaser:     Cosmos Broadcasting Corporation
                        The Liberty Corporation
                        2000 Wade Hampton Boulevard
                        Greenville, South Carolina  29615
                        Attention: Martha G. Williams, Esquire
                        Telephone: (864) 609-4264
                        Facsimile: (864) 609-3176

      with copies to:   Dow, Lohnes & Albertson
                        1200 New Hampshire Avenue, NW
                        Suite 800
                        Washington, D.C.  20036
                        Attention: Michael Hines, Esquire
                        Telephone: (202) 776-2519
                        Facsimile: (202) 776-2222

      (b) All notices, requests, instructions or documents given to any party in accordance with this Section 11.01 shall be deemed to have been given (i) on the date of receipt if delivered by hand, overnight courier service or if sent by facsimile, graphic scanning or other telegraphic communications equipment or
(ii) on the date three (3) business days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed.

      (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.01.

   11.02 ENTIRE AGREEMENT. This Agreement, the Schedules, the Exhibits and the Other Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement.

   11.03 MODIFICATIONS, AMENDMENTS AND WAIVERS. The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

   11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective estates, successors, legal or personal representatives, heirs, distributees, designees and assigns, but no assignment shall relieve any party of the obligations hereunder. Except as permitted by Section 5.16 and under the Exchange Agreement, this Agreement or any portion thereof cannot be assigned by any party without the prior written consent of the other parties hereto. With respect to such assignments, all representations, warranties, covenants and indemnification rights shall be binding upon, and inure to the benefit of, the assignee or assignees as if such representations, warranties, covenants and indemnification rights were made directly between the original parties to this Agreement. If the Subsidiary should be merged with and into a limited liability company owned by the Company, all references to stockholders, directors, Certificate of Incorporation and By-laws of the Subsidiary shall refer to members, managers, articles of organization and the operating agreement, respectively.

   11.05 TABLE OF CONTENTS; CAPTIONS; REFERENCES. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement.

   11.06 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the substantive Laws of the State of New York, without respect to the Laws related to choice or conflicts of Laws.

   11.07 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

   11.08 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

   11.09 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be, nor shall be, exclusive of any other remedy available at law, in equity or otherwise.

   11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute one and the same instrument.

   11.11 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Sellers, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

   11.12 EXCLUSIVE REMEDY.. The parties acknowledge and agree that this Agreement and the Exchange Agreement shall provide the exclusive remedies of Purchaser and Sellers with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, on and after the Closing, Purchaser and Sellers hereby waive any statutory, equitable or common law rights or remedies relating to any environmental health and safety matters, including without limitation, any such matters arising under any Environmental, Health and Safety Requirements, the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law.

                         [SIGNATURES ON FOLLOWING PAGES]

   IN WITNESS WHEREOF, the Company, the Subsidiary and Purchaser have duly executed this Agreement under seal as of the date first above written.


                        THE COMPANY

                        BUSSE BROADCASTING CORPORATION

                        By: /s/ James C. Ryan
                            -------------------
                           Name: James C. Ryan
                           Title: Treasurer

                        THE SUBSIDIARY

                        WEAU LICENSE, INC.

                        By: /s/ James C. Ryan
                            -------------------
                           Name: James C. Ryan
                           Title: Vice President


                        PURCHASER

                        COSMOS BROADCASTING CORPORATION

                        By:  /s/ James M. Keelor
                             -------------------
                           Name  James M. Keelor
                           Title: President